File No. 333- 117172

      As filed with the Securities and Exchange Commission on July 15, 2004

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-14

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                        [X] Pre-Effective Amendment No. 1


                       [ ] Post-Effective Amendment No. __


                                  ARMADA FUNDS
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

                                 760 MOORE ROAD
                       KING OF PRUSSIA, PENNSYLVANIA 19406
               (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES, ZIP CODE)

        Registrant's Telephone Number, including Area Code 1-800-622-FUND

                                _________________

                             W. BRUCE MCCONNEL, ESQ.
                           DRINKER BIDDLE & REATH LLP
                                ONE LOGAN SQUARE
                             18TH AND CHERRY STREETS
                      PHILADELPHIA, PENNSYLVANIA 19103-6996
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)

                                    Copy to:

                            ANTHONY CIPITI, JR., ESQ.
                            NATIONAL CITY CORPORATION
                      1900 EAST NINTH STREET, LOC. 01-2174
                              CLEVELAND, OHIO 44114
                                _________________

         Approximate date of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

         No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the Investment Company Act of 1940.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

         There are no amendments to the Registration Statement on Form N-14 filed on July 6, 2004; that form of Registration Statement is hereby incorporated by reference in its entirety. The purpose of this Pre-Effective Amendment No. 1 is to delay the effectiveness of the registration Statement filed on July 6, 2004.

                                   SIGNATURES

         As required by the Securities Act of 1933, this registration statement has been signed on behalf of the registrant, in the City of Philadelphia, the Commonwealth of Pennsylvania, on the 15th day of July, 2004.

                                              ARMADA FUNDS


                                              By:   /s/ Herbert Martens
                                                    --------------------------
                                                    Herbert Martens, President

         As required by the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                       Title                          Date
---------                       -----                          ----

/s/ Dennis J. Westley           Treasurer                      July 15, 2004
---------------------
Dennis J. Westley

*John G. Breen                  Trustee                        July 15, 2004
--------------
John G. Breen

*John F. Durkott                Trustee                        July 15, 2004
----------------
 John F. Durkott

*Robert J. Farling              Trustee                        July 15, 2004
------------------
 Robert J. Farling

*Richard W. Furst               Trustee                        July 15, 2004
-----------------
Richard W. Furst

*Gerald Gherlein                Trustee                        July 15, 2004
----------------
Gerald Gherlein

*Herbert Martens                President, Trustee and         July 15, 2004
----------------                Chief Legal Officer
Herbert Martens

*Robert D. Neary                Trustee and Chairman           July 15, 2004
----------------                of the Board
 Robert D. Neary

*Kathleen A. Obert              Trustee                        July 15, 2004
------------------
Kathleen A. Obert

*J. William Pullen              Trustee                        July 15, 2004
------------------
J. William Pullen


*By:   /s/ Herbert Martens
       -------------------
       Herbert Martens
       Attorney-in-Fact

-----------
*Herbert Martens signs this document pursuant to power of attorney previously filed.